Comparison of change in value of $10,000 investment in Dreyfus MidCap Index Fund and the Standard & Poor's MidCap 400 Index

EXHIBIT A:

               DREYFUS    STANDARD
                MIDCAP    & POOR'S
   PERIOD       INDEX     MIDCAP 400
                 FUND      INDEX *

   6/19/91     10,000      10,000
  10/31/91     10,952      11,547
  10/31/92     12,123      12,612
  10/31/93     14,695      15,327
  10/31/94     14,973      15,691
  10/31/95     18,084      19,020
  10/31/96     21,095      22,320
  10/31/97     27,850      29,610
  10/31/98     29,489      31,597
  10/31/99     35,527      38,255
  10/31/00     46,458      50,363

* Source: Lipper Inc.